Exhibit 99.1

ICEWEB COMPLETES $2.5 MILLION PRIVATE NON-REGISTERED OFFERING

Capital to be used to Restructure Senior Debt and Execute Growth Strategy

STERLING, Va. – (PR NEWSWIRE) – June 1, 2010 – IceWEB™, Inc. (OTCBB: IWEB), www.IceWEB.com, a leading provider of Unified Data Storage and building blocks for cloud storage networks, announced today that the Company has received gross proceeds of approximately $2.5 million in a private placement offering to institutional and accredited investors. In conjunction with the closing, the Company issued approximately 12.5 million shares of its restricted common stock at a price of $0.20/share and warrants to purchase approximately 6.25 million shares of its common stock at a strike price of $0.40 per share.  The warrants are callable should the stock trade above $0.50 for ten straight trading days and have a one year expiration.  There is no cashless exercise provision on the warrants.

The shares issued to the investors and the shares underlying the warrants have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not be deemed an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

John R. Signorello, IceWEB’s Chief Executive Officer, commented, “Regardless of the economic climate, data storage remains pervasive.  IceWEB has the right products in the right space with the right management team.  Additional working capital will allow the Company to restructure the senior debt facility and provide a runway for our management team to execute on our channel strategy.”

Jesup & Lamont served as the Company’s exclusive placement agent for the transaction.

About IceWEB, Inc.
Headquartered just outside of Washington, D.C., IceWEB manufactures and markets data storage products, network and cloud storage solutions and delivers on-line cloud computing application services. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:
IceWEB, Inc.
Investor Relations, 571.287.2400
investor@iceweb.com
or
Stephen D. Axelrod, CFA, 212.370.4500
steve@wolfeaxelrod.com
Wolfe Axelrod Weinberger Associates, LLC.